EXHIBIT 10.3

Wits Basin Precious Minerals Inc.
Amended and Restated Stock Option Agreement
(Non-Statutory)

This agreement effective as of May 29, 2008 (the “Agreement”) amends and restates the stock option agreement between Deborah King (“Optionee”), and Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”) dated March 12, 2007.

Background

A. Stephen D. King is currently the Chief Executive Officer of the Company, and the Company granted to Mr. King an option to purchase up to 3,000,000 shares of common stock of the Company on March 9, 2007 (the “Original Option Agreement”).

B. The Company has adopted the 2007 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

C. The Plan allows for assignment of an option and Mr. King so directed and authorized the Company to assign the Original Option Agreement over to his spouse, Deborah King, effective March 12, 2007 (the “Former Option Agreement”).

D. Pursuant to negotiations between Mr. King and the Company’s Compensation Committee, Mr. King requested modifications to the vesting schedule under certain conditions as stated in the Former Option Agreement.

E. The Company and Mrs. King hereby amend and restate the Former Option Agreement in its entirety as follows.

Now, Therefore, the parties hereto agree as follows:

1. Incorporation by Reference. The terms of the Plan, a copy of which has been delivered to Optionee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2. Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants from the Plan to Optionee the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of 3,000,000 shares of common stock of the Company (the “Shares”) at the price per Share of $1.02.

3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Optionee. Except as provided in Paragraphs 4 and 5 below, the right to purchase the Shares subject to the Option shall vest pro rata in three annual installments beginning on March 9, 2008 and continuing each year thereafter until the Option is fully vested (the “Annual Installments”), as set forth in the following schedule, so long as Mr. King continues to be employed by the Company (each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”):

Total Shares Subject to Vesting Date	Vesting Date

1,000,000	March 9, 2008
1,000,000	March 9, 2009
1,000,000	March 9, 2010

4. Acceleration of Vesting. Notwithstanding the above, all of the Shares will become immediately vested if the closing sale price of the Company’s common stock (as quoted on the OTCBB or an exchange) remains at or above $1.00 per share for 30 trading days. Additionally, the entire unvested portion of the Option will immediately vest upon Mr. King’s death, upon the occurrence of a Change in Control (as defined below), or upon the Company’s termination of Mr. King for any reason except for Cause (as defined in the employment agreement between the Company and Mr. King dated May 29, 2008). “Change in Control” means (i) the acquisition, directly or indirectly by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of 50% or more of the combined voting power of the Company's then outstanding securities or (ii) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

5. Term of Option. To the extent vested, and except as otherwise provided in this agreement, the Option shall be exercisable for 10 years from the date of this agreement; provided, however, that in the event Mr. King ceases to be employed by the Company, for any reason or no reason, with or without cause, Optionee or his/her legal representative shall have one year from the date of such termination exercise any part of the Option then vested. Upon the expiration of that one year period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

6. Reduction in Shares Due to Listing. In the event the Company attempts to obtain listing of its common stock on a stock exchange and such stock exchange, as a condition to listing (to be determined in the sole discretion of the board of directors of the Company), requires that the Company reduce the number of Shares issued to Optionee hereunder, the Company shall be entitled to reduce the number of Shares issued hereunder accordingly to obtain listing on that exchange, provided that the Shares are not then vested.

7. Rights of Option Holder. Optionee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

8. Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

9. Securities Law Matters. Optionee acknowledges that the Shares to be received by her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by her or to assist her in complying with any exemption from such registration if she should at a later date wish to dispose of the Shares. Optionee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

10. Optionee Representations. Optionee hereby represents and warrants that Optionee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this agreement. Optionee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Optionee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

11. Notices. All notices and other communications provided in this agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Wits Basin Precious Minerals Inc. 900 IDS Center 80 South 8th Street Minneapolis, MN 55402 Attn: Chief Financial Officer	If to Optionee: Deborah King

12. General.

(a) The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this agreement.

(b) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this agreement.

(c) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this agreement.

(d) This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

(f) This agreement amends and restates the Former Option Agreement in its entirety and the Former Option Agreement is hereby of no force and effect.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

OPTIONEE:	WITS BASIN PRECIOUS MINERALS INC.

	By:	/s/ Mark D. Dacko
/s/ Deborah King	Its:	Chief Financial Officer
Name: Deborah King